EXHIBIT 99.2

FOR IMMEDIATE RELEASE:	NEWS
April 26, 2005	AMEX-TPY

TIPPERARY CORPORATION PROVIDES UPDATE
FOLLOWING ANNUAL MEETING OF SHAREHOLDERS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, provided an operational update at its annual meeting of shareholders held earlier today in Denver.  Natural gas reserves and acreage at December 31, 2004, were listed as follows:

RESERVES

	PROVED		PROBABLE		POSSIBLE
	BCF(1)	PV10(2)	BCF	PV10	BCF		PV10
Australia	578	$174	787	$175	2,480	(3)	$494	(3)

United States	3	5	222	162	55		80

Total	581	$179	1,009	$337	2,535		$574

ACREAGE & WELLS

	# ACRES		# WELLS
PROSPECT	GROSS	NET	GROSS	NET
Comet Ridge (Australia)	1,230,500	889,000	81	58
Lay Creek (Colorado)	92,000	41,000	14	7
Frenchman (Colorado)	162,000	34,000	6	6
Republican (Colorado)	170,000	35,000	5	1
Stateline (Nebraska)	113,000	28,000	—	—
Sand Hill (Nebraska)	51,000	47,000	—	—

The Company also reported that its Australian gas sales through the first three months of 2005 were 1,732 MMcf(4) (166% greater than the 650 MMcf sold in the first quarter of 2004) and that significant U.S. gas sales are expected to commence in May 2005.  It reported that as a result of active drilling programs in eastern Colorado, it now holds a 100% interest in 10 wells and a 20% interest in 29 wells.  The Company expects initial sales to commence in May at around 1.7 MMcf of gas per day.  At current prices of approximately $6.40/Mcf(5) this would generate more than $3.5 million per year in new revenues.  Based on current drilling plans, the Company is seeking to double this U.S. sales volume by year-end.

Addressing the shareholders at the annual meeting, David Bradshaw, Tipperary CEO stated, “Settlement of past litigation in late 2004 has reduced general and administrative expenses by more than $2 million per year.  This, in combination with our substantial natural gas asset base and our strong Australian sales performance, indicates we could rapidly improve our financial performance.  As Slough Estates USA, our 54% shareholder, pursues its previously announced divestiture of non-core assets, including its holdings in Tipperary, we believe there will be an attractive opportunity for potential buyers to purchase Slough’s stock.  We are currently working with our banks to restructure the debt that Slough has guaranteed.”

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Further, the SEC’s guidelines allow only the disclosure of proved reserves in Form 10-K and prohibit disclosure of probable and possible reserves in filings with the SEC. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K, for the year ended December 31, 2004, for disclosure of proved reserve information and for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

(1) BCF = billion cubic feet

(2) PV10 refers to a present value in millions of dollars of estimated future net revenues (before income taxes) discounted at 10% per annum.

(3) Australia possible reserves and their PV10 value include 445 Bcf and $200 PV10 relating to the Rewan, Walloon and Wallabella formations, which were evaluated internally and not by Schlumberger, the Company’s independent engineers.

(4) MMcf = million cubic feet

(5) Mcf = thousand cubic feet

###

CONTACTS:

Tipperary Corporation	Pfeiffer High Investor Relations, Inc.
David L. Bradshaw, CEO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	http://www.pfeifferhigh.com